UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 24, 2009 (July 23, 2009)

Realogy Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-148153	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Campus Drive Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On July 1, 2009, in a nine-year old legacy litigation matter unrelated to real estate, the Second Circuit Court of Appeals issued an order affirming a grant of summary judgment against Cendant Corporation (now known as Avis Budget Group, Inc.) (“Cendant”) for approximately $98 million plus post-judgment interest and payment of plaintiffs’ reasonable attorneys’ fees in the action captioned CSI Investment et. al. vs. Cendant et. al. (“Credentials Action”). The Credentials Action is a contingent liability of Cendant assigned to Realogy and Wyndham Worldwide Corporation under the Separation and Distribution Agreement dated as of July 27, 2006. Under the terms of the Separation Agreement, Realogy is responsible for 62.5% of this Cendant liability.

The Realogy portion of the damage award (including accrued interest) was $62.1 million and as of July 23, 2009 had been paid in full by Realogy’s surety through draws on a letter of credit issued under Realogy’s credit facility. We expect the court to promptly enter a satisfaction of judgment (subject to plaintiffs’ right to petition the court for reasonable attorneys’ fees) and release and discharge the surety bond.

Realogy has reimbursed its lenders for the monies so disbursed. Giving effect to the foregoing, Realogy’s outstanding letters of credit under its senior secured credit facility decreased by approximately $62.1 million (thereby increasing its available capacity under the revolving credit facility by a like amount) and Realogy’s available cash decreased by approximately $62.1 million.

At March 31, 2009, the Company had reserved $64 million for the Credentials Action. Accordingly, Realogy’s financial results were not materially impacted by the Second Circuit Court of Appeals order.

A fuller discussion of the Credentials Action is described in Realogy’s Form 10-Q for the three months ended March 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALOGY CORPORATION

By:	/s/ Anthony E. Hull
Anthony E. Hull, Executive Vice President, Chief Financial Officer and Treasurer

Date: July 24, 2009

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